EXHIBIT 99.1

Horizon Technology Finance Announces Fourth Quarter and Full Year 2023 Financial Results

- Fourth Quarter 2023 Net Investment Income per Share of $0.45; NAV per Share of $9.71 -

- Annual Debt Portfolio Yield of 16.6% -

- HRZN Ends Year with Committed Backlog of $218 Million -

- Declares Regular Monthly Distributions Totaling $0.33 per Share through June 2024 and $0.05 Special

Distribution Payable in April 2024 –

Farmington, Connecticut – February 27, 2024 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital-backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Highlights

●	Net investment income (“NII”) of $15.0 million, or $0.45 per share, compared to $10.7 million, or $0.40 per share for the prior-year period
●	Total investment portfolio of $709.1 million as of December 31, 2023
●	Net asset value of $324.0 million, or $9.71 per share, as of December 31, 2023
●	Annualized portfolio yield on debt investments of 16.8% for the quarter
●	Horizon funded six loans totaling $63.4 million
●	Experienced liquidity events from four portfolio companies
●	Cash of $73.1 million and credit facility capacity of $149.0 million as of December 31, 2023
●	Held portfolio of warrant and equity positions in 99 companies as of December 31, 2023
●	Undistributed spillover income of $1.25 per share as of December 31, 2023
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in April, May and June 2024 and a special distribution of $0.05 per share payable in April 2024

Full Year 2023 Highlights

●	Net investment income of $61.4 million, or $1.98 per share for 2023, compared to $36.2 million, or $1.46 per share, for the prior year
●	Achieved annual portfolio yield on debt investments of 16.6% for 2023
●	Horizon funded 33 loans totaling $241.6 million; experienced liquidity events from 20 portfolio companies

“We capped 2023 with another quarter where our debt portfolio yield continued to generate net investment income that exceeded our distributions, while we originated new venture debt investments to add to our portfolio and committed backlog,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “NAV per share was negatively impacted in the fourth quarter by stressed investments. We continue to actively manage all of our investments, while we support our borrowers and seek to maximize capital recovery in a difficult venture market. Looking ahead, we will remain prudent with respect to growing HRZN’s portfolio of debt investments, while we work to maximize NAV.”

Fourth Quarter 2023 Operating Results

Total investment income for the quarter ended December 31, 2023 grew 21.8% to $28.2 million, compared to $23.1 million for the quarter ended December 31, 2022, primarily due to growth in interest and fee income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended December 31, 2023 and 2022 was 16.8% and 14.5%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended December 31, 2023 were $12.2 million, compared to $12.0 million for the quarter ended December 31, 2022. The increase was primarily due to a $1.3 million increase in interest expense and a $0.2 million increase in the base management fee. The increase was partially offset by a $1.4 million decrease in performance-based incentive fees related to an Incentive Fee Cap for the three months ended December 31, 2023 due to the cumulative incentive fees paid exceeding 20% of cumulative pre-incentive fee net return during the applicable quarter and the 11 preceding full calendar quarters.

Net investment income for the quarter ended December 31, 2023 was $15.0 million, or $0.45 per share, compared to $10.7 million, or $0.40 per share, for the quarter ended December 31, 2022.

For the quarter ended December 31, 2023, net realized loss on investments was $1.2 million, or $0.04 per share, compared to no net realized gains or losses on investments for the quarter ended December 31, 2022. For the quarter ended December 31, 2023, net realized loss on extinguishment of debt was $0.2 million.

For the quarter ended December 31, 2023, net unrealized depreciation on investments was $24.3 million, or $0.73 per share, compared to net unrealized depreciation on investments of $6.7 million, or $0.25 per share, for the prior-year period.

Full Year 2023 Operating Results

Total investment income for the year ended December 31, 2023 was $113.5 million, an increase of 43.3% compared to $79.2 million for the year ended December 31, 2022.

Horizon’s dollar-weighted annualized yield on average debt investments for the year ended December 31, 2023 and 2022 was 16.6% and 14.4%, respectively.

For the full year ended December 31, 2023, net investment income was $61.4 million, or $1.98 per share, compared to net investment income of $36.2 million, or $1.46 per share, in the prior year.

For the full year ended December 31, 2023, net realized loss on investments was $29.7 million, or $0.97 per share, compared to net realized loss on investments of $9.5 million, or $0.38 per share, for the full year ended December 31, 2022. For the full year ended December 31, 2023, net realized loss on extinguishment of debt was $0.2 million.

For the full year ended December 31, 2023, net unrealized depreciation on investments was $48.8 million, or $1.57 per share, compared to net unrealized depreciation on investments of $5.6 million, or $0.22 per share, for the full year ended December 31, 2022.

Portfolio Summary and Investment Activity

As of December 31, 2023, the Company’s debt portfolio consisted of 56 secured loans with an aggregate fair value of $670.2 million. In addition, the Company’s total warrant, equity and other investments in 102 portfolio companies had an aggregate fair value of $38.9 million. Total portfolio investment activity for the three months and full year ended December 31, 2023 and 2022 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Beginning portfolio	$ 729,053	$ 634,624	$ 720,026	$ 458,075

New debt and equity investments	64,201	104,256	251,189	452,603

Less refinanced debt balances	—	(5,625)	(32,500)	(30,625)

Net new debt and equity investments	64,201	98,631	218,689	421,978

Principal payments received on investments	(13,247)	(3,800)	(35,258)	(15,716)

Payment-in-kind interest on investments	2,345	—	8,433	—

Early pay-offs and principal paydowns	(48,824)	(2,638)	(117,035)	(80,155)

Accretion of debt investment fees	1,844	1,152	6,862	5,684

New debt investment fees	(765)	(1,032)	(3,162)	(5,290)

Warrants and equity received in settlement of fee income	—	—	169	—

Proceeds from sale of investments	(3)	(283)	(11,066)	(49,964)

Net loss on investments	(1,189)	—	(29,702)	(9,127)

Net unrealized depreciation on investments	(24,332)	(6,628)	(48,780)	(5,459)

Other	2	—	(91)	—

Ending portfolio	$ 709,085	$ 720,026	$ 709,085	$ 720,026

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2023, September 30, 2023 and December 31, 2022:

($ in thousands)	December 31, 2023			September 30, 2023			December 31, 2022
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	11	$ 150,367	22.4%	12	$ 150,882	22.2%	8	$ 93,832	13.7%
3	39	452,911	67.6%	37	437,158	64.3%	47	557,554	81.2%
2	2	39,343	5.9%	5	76,298	11.2%	2	26,822	3.9%
1	4	27,551	4.1%	2	15,500	2.3%	3	8,250	1.2%
Total	56	$ 670,172	100.0%	56	$ 679,838	100.0%	60	$ 686,458	100.0%

As of December 31, 2023, September 30, 2023 and December 31, 2022, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of December 31, 2023, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $72.5 million and an aggregate fair value of $27.6 million. As of September 30, 2023, there were two debt investments with an internal credit rating of 1, with an aggregate cost of $41.5 million and an aggregate fair value of $15.5 million. As of December 31, 2022, there were three debt investments with an internal credit rating of 1, with a cost of $20.9 million and a fair value of $8.3 million.

Liquidity and Capital Resources

As of December 31, 2023, the Company had $103.9 million in available liquidity, consisting of $73.1 million in cash and money market funds, and $30.8 million in funds available under existing credit facility commitments.

As of December 31, 2023, there was $70.0 million in outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of December 31, 2023, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 5.96%.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ends November 15, 2024 and the stated maturity is November 15, 2030. As of December 31, 2023, the 2022 Notes had an outstanding principal balance of $100.0 million.

During the three months ended December 31, 2023, the Company sold 8,504 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $0.1 million, including de minimis offering expenses, from these sales.

As of December 31, 2023, the Company’s net debt to equity leverage ratio was 120%, at the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 170%.

Liquidity Events

During the quarter ended December 31, 2023, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In October, HRZN received a principal paydown of $11.0 million on its venture loans to Evelo Biosciences, Inc.

In December, Primary Kids, Inc. (“Primary Kids”) paid its outstanding principal balance of $5.1 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Primary Kids.

In December, Infobionic, Inc. (“Infobionic”) paid its outstanding principal balance of $2.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Infobionic.

In December, Magnolia Medical Technologies, Inc. (“Magnolia”) paid its outstanding principal balance of $30.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Magnolia.

Net Asset Value

At December 31, 2023, the Company’s net assets were $324.0 million, or $9.71 per share, compared to $318.4 million, or $11.47 per share, as of December 31, 2022.

For the quarter ended December 31, 2023, net decrease in net assets resulting from operations was $10.7 million, or $0.32 per share, compared to a net increase in net assets resulting from operations of $4.0 million, or $0.15 per share, for the quarter ended December 31, 2022.

Stock Repurchase Program

During the quarter ended December 31, 2023, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through December 31, 2023, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On January 9, 2024, we funded a $0.8 million equity investment to an existing portfolio company, Better Place Forests Co.

Between January 18 and February 9, 2024, we made $0.9 million of new debt investments in Nexii Building Solutions, Inc., an existing portfolio company.

On February 7, 2024, we funded a $14.0 million debt investment to an existing portfolio company, Ceribell, Inc. in connection with the prepayment of its existing $11.3 million debt investment.

On February 20, 2024, HIMV LLC, or HIMV, sold BioVaxys Technology Corp., a British Columbia-registered company, or Purchaser all of its intellectual property and related assets, or IP, in consideration for (a) $750,000 in cash, (b) $250,000 in value of common shares of the Purchaser, at a price per share equal to the volume-weighted average price of the common shares in the capital of the Purchaser during the 20 trading day period immediately prior to the closing date of the sale and (c) certain other earn-out payments related to the development and use of the IP as set forth in the APA. The sale of the IP closed on February 20, 2024.

Monthly Distributions Declared in First Quarter 2024

On February 23, 2024, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of April, May and June 2024, and a special distribution of $0.05 per share payable in April 2024. The following tables show these monthly distributions, which total $0.38 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 18, 2024	March 19, 2024	April 16, 2024	$0.11
April 17, 2024	April 18, 2024	May 15, 2024	$0.11
May 16, 2024	May 17, 2024	June 14, 2024	$0.11
		Total:	$0.33

Special Distribution

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 18, 2024	March 19, 2024	April 16, 2024	$0.05

After paying distributions of $1.37 per share deemed paid for tax purposes in 2023, declaring on October 27, 2023 a distribution of $0.11 per share payable January 16, 2024, and generating taxable earnings of $2.01 per share in 2023, the Company's undistributed spillover income as of December 31, 2023 was $1.25 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, February 28, 2024, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13743029. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is an $18 billion asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	December 31,	December 31,
	2023	2022

Assets
Non-affiliate investments at fair value (cost of $716,077 and $721,248, respectively)	$ 693,730	$ 720,026
Non-controlled affiliate investments at fair value (cost of $28,677 and $0, respectively)	1,132	—
Controlled affiliate investments at fair value (cost of $14,428 and $0, respectively)	14,223	—
Total investments at fair value (cost of $759,182 and $721,248, respectively)	709,085	720,026
Cash	46,630	20,612
Investments in money market funds	26,450	7,066
Restricted investments in money market funds	2,642	2,788
Interest receivable	13,926	13,573
Other assets	3,623	2,761
Total assets	$ 802,356	$ 766,826

Liabilities
Borrowings	$ 462,235	$ 434,078
Distributions payable	11,011	9,159
Base management fee payable	1,052	1,065
Incentive fee payable	—	1,392
Other accrued expenses	4,077	2,684
Total liabilities	478,375	448,378

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 33,534,854 and 27,920,838 shares issued and 33,367,389 and 27,753,373 shares outstanding as of December 31, 2023 and 2022, respectively	36	29
Paid-in capital in excess of par	450,949	385,921
Distributable earnings	(127,004)	(67,502)
Total net assets	323,981	318,448
Total liabilities and net assets	$ 802,356	$ 766,826
Net asset value per common share	$ 9.71	$ 11.47

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Investment income
From non-affiliate investments:
Interest income	$ 24,739	$ 23,049	$ 100,435	$ 77,366
Payment-in-kind interest income	2,183	—	8,113	—
Prepayment fee income	1,032	26	1,880	1,568
Fee income	58	70	1,465	257
From non-controlled affiliate investments:
Interest income	—	—	1,245	—
From controlled affiliate investments:
Payment-in-kind interest income	162	—	320	—
Interest income	9	—	17	—
Total investment income	28,183	23,145	113,475	79,191
Expenses
Interest expense	7,564	6,215	28,971	19,202
Base management fee	3,178	3,011	12,799	10,566
Performance based incentive fee	—	1,392	3,094	7,745
Administrative fee	409	520	1,658	1,667
Professional fees	620	487	2,178	1,650
General and administrative	453	371	1,837	1,459
Total expenses	12,224	11,996	50,537	42,289
Net investment income before excise tax	15,959	11,149	62,938	36,902
Provision for excise tax	948	409	1,490	715
Net investment income	15,011	10,740	61,448	36,187
Net realized and unrealized loss
Net realized loss on non-affiliate investments	(1,189)	—	(29,702)	(8,364)
Net realized gain on non-controlled affiliate investments	—	—	—	30
Net realized loss on controlled affiliate investments	—	—	—	(1,150)
Net realized loss on investments	(1,189)	—	(29,702)	(9,484)
Net realized loss on extinguishment of debt	(151)	—	(151)	—
Net realized loss	(1,340)	—	(29,853)	(9,484)
Net unrealized depreciation on non-affiliate investments	(16,833)	(6,721)	(24,489)	(7,002)
Net unrealized depreciation on non-controlled affiliate investments	(8,364)	—	(26,513)	—
Net unrealized appreciation on controlled affiliate investments	865	—	2,222	1,450
Net unrealized depreciation on investments	(24,332)	(6,721)	(48,780)	(5,552)
Net realized and unrealized loss	(25,672)	(6,721)	(78,633)	(15,036)
Net (decrease) increase in net assets resulting from operations	$ (10,661)	$ 4,019	$ (17,185)	$ 21,151
Net investment income per common share	$ 0.45	$ 0.40	$ 1.98	$ 1.46
Net (decrease) increase in net assets resulting from operations per common share	$ (0.32)	$ 0.15	$ (0.56)	$ 0.86
Distributions declared per share	$ 0.38	$ 0.38	$ 1.37	$ 1.28
Weighted average shares outstanding	33,339,363	26,918,733	30,957,849	24,726,079